Exhibit 99.1

Texas Roadhouse, Inc. Completes Acquisitions

Of Three Franchised Restaurants

LOUISVILLE, Ky. (March 27, 2008) — Texas Roadhouse, Inc. (NasdaqGS: TXRH) announced today that it has closed on the acquisitions of three franchised restaurants. The aggregate purchase price for the restaurants, which included one in Kentucky and two in Missouri, was approximately $8.7 million. The purchase price for all transactions was paid in cash and funded through borrowings under the Company’s credit facility.

For accounting purposes, the financial results of all three restaurants will be included in the Company’s financial results from the effective date of March 26, 2008 forward. March 26 is the first day of the Company’s second quarter of fiscal 2008. On a 12-month basis, the acquisitions are expected to add approximately $13 million of net revenue and approximately $0.005 per diluted share to earnings, excluding any acquisition-related charges.

In the Company’s second quarter of 2008, the Company expects to record an after-tax charge of approximately $35,000 relating primarily to the termination of franchise agreements for certain restaurants that operated at a royalty rate lower than the current market royalty rates.

“We are acquiring much more than just three profitable restaurants. We are also gaining an experienced management team in each restaurant that knows how to execute and provide legendary food and legendary service each and every day.” said GJ Hart, president and CEO of Texas Roadhouse.

The newly acquired restaurants are located in Owensboro, Kentucky, and O’Fallon and Kirkwood, Missouri.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates more than 290 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457